Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Invitae Corporation for the registration of 1,039,856 shares of Invitae Corporation’s common stock, and to the incorporation by reference therein of our report dated February 28, 2019, with respect to the consolidated financial statements of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 18, 2019